Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made as of the 17th day of December, 2014,

BETWEEN:

1824455 ALBERTA LTD., a body corporate having an office and carrying on business in the City of Calgary in the Province of Alberta (the "Vendor")

- and -

CONSOLIDATED GOLDFIELDS CORPORATION, a Montana corporation having an office and carrying on business in the City of Reno in the State of Nevada ("Purchaser")

Whereas:

Vendor is the sole legal and beneficial owner of a one hundred (100%) percent right, title and interest in and to the Property and all Technical Information.

Vendor has agreed to sell to Purchaser, and Purchaser has agreed to purchase and acquire from Vendor, a one hundred (100%) percent right, title and interest in and to the Properties and all Technical Information, free and clear of any Encumbrances, on the terms and conditions set out in this Agreement.

In connection with this Agreement Vendor and Purchaser intend on entering into the Escrow Agreement and the Production Royalty Agreement (each as defined below).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)	"Business Day" ” means a day other than a Saturday, a Sunday or any other day on which the principal chartered banks located in Calgary, Alberta are not open for business;

(b)	"Closing" means the closing of the purchase and sale herein provided for;

(c)	"Closing Date" means December 17, 2014 or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

(d)	"Closing Place" means the offices of Purchaser, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(e)	"Escrow Agreement" means the escrow agreement dated as of the Closing Date between the Parties, in the form as attached at Schedule "C";

(f)	“Financing” means the first sale of equity or debt securities, or a combination of equity and debt securities, for cash for Purchaser’s account; provided, however, that “Financing” shall not include (i) securities issued or sold pursuant to this Agreement; (ii) securities issued upon exercise of options, warrants or other convertible securities outstanding on the date of this Agreement; (iii) securities issued pursuant to a dividend, stock split, split-up or other distribution on outstanding securities of Purchaser; (iv) securities issued pursuant to the acquisition of assets or of another entity by Purchaser by merger, purchase of a portion or all or substantially all of the assets or other reorganization, joint venture agreement or other business combination transaction; (v) securities issued to officers, directors, employees, consultants, advisors or contractors pursuant to compensation, consulting, employment or severance agreements or stock option, stock purchase or other equity incentive plans or arrangements on terms approved by the Board of Directors of Purchaser, provided, that in each case the primary purpose of such issuance is not to raise capital as determined in good faith by the Board of Directors of Purchaser;

(g)	“Losses” means all damages, expenses, losses, obligations, responsibilities, liabilities (whether accrued, actual, contingent, latent or otherwise) claims and demands of whatever nature or kind including all legal fees and costs on a solicitor and client basis.

(h)	“McClelland Lake Property” means the applications for Alberta Metallic and Industrial Minerals Permits Nos. A93 140158005, A93 140158003 and A93 140158004, as further set out in and described in Schedule A hereto.

(i)	"Party" means a party to this Agreement;

(j)	"Project" means the development and operation of a project designed to produce and sell Product from the Property;

(k)	"Product" means all marketable naturally occurring metallic and non-metallic minerals or mineral bearing material in whatever form or state, including, without limitation, any precious metal, any base metal, coal, diamonds, salt and rock, sand, gravel or aggregate, that is mined, extracted, removed, produced or otherwise recovered from the Property, whether in the form of ore, doré, concentrates, refined metals or any other beneficiated or derivative products thereof and including any such minerals or mineral bearing materials or products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Property;

(l)	"Production Royalty Agreement" means the production royalty agreement, pertaining to the Property, dated as of the Closing Date between the Parties, in the form as attached at Schedule "D".

(m)	"Property" means, collectively, the McClelland Lake Property, the Tofield Onoway Property, the Tofield Property and the Washow Peninsula Property and all other properties in which Purchaser or an affiliate of Purchaser acquires, directly or indirectly, a beneficial interest that are located within:

(i)	a 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits and Quarry Leases, as the case may, of each of the McClelland Lake Property, the Tofield Onoway Property and the Tofield Property; and

(ii)	a 50 km radius of the outer boundary of the area encompassed by the respective Quarry Leases of the Washow Peninsula Property.

(n)	"Property Conveyance" means the conveyance in the form attached as Schedule "B" to be executed at Closing conveying the Property from Vendor to Purchaser;

(o)	"Purchase Price" means an aggregate of $2.75 million, payable by Purchaser to Vendor in cash and Purchase Price Shares in accordance with Section 2.2;

(p)	"Purchase Price Shares" means an aggregate of 47,000,000 shares of common stock, par value US$0.001 per share, of Purchaser;

(q)	“Technical Information” means any books, records, data, reports or other information of any kind whatsoever, any format whatsoever (including in electronic format) relating to the Property owned by and in the control of Vendor, including all surveys, plans, specifications, maps, drill core samples, other samples and assays relating to the Property;

(r)	“Tofield Onoway Property” means the application for Alberta Metallic and Industrial Minerals Permits No. A93 140190601, as further set out in and described in Schedule A hereto;

(s)	“Tofield Property” means the application for Alberta Metallic and Industrial Minerals Permit for approximately 35,000 hectares, as further set out in and described in Schedule A hereto;

(t)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale; and

(u)	Washow Peninsula Property” means the applications for Manitoba quarry leases QL 2944, QL 2948, QL 2949, QL 2946, QL 2950, QL 2945, QL 2951 and QL 2947, as further set out in and described in Schedule A hereto.

1.2	Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Currency

All references in this Agreement to "dollars" or "$" are, unless otherwise specifically indicated, expressed in Canadian currency.

1.6	Schedules

There are appended to this Agreement the following Schedules pertaining to the following matters:

Schedule "A"	-	Description of Property
Schedule "B"	-	Form of Property Conveyance
Schedule "C"	-	Form of Escrow Agreement
Schedule "D"	-	Form of Production Royalty Agreement

Such Schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Property and the Technical Information subject to and in accordance with the terms of this Agreement.

2.2	Settlement of Purchase Price

Purchaser shall pay the Purchase Price to Vendor through a combination of cash and Purchase Price Shares. The Purchase Price shall be paid and delivered by Purchaser to Vendor as follows:

(a)	At Closing, (i) an aggregate of 23,500,000 Purchase Price Shares shall be issued and delivered by Purchaser to Vendor; (ii) $50,000 cash shall be paid by Purchaser to Vendor by wire transfer; and (iii) an aggregate of 23,500,000 Purchase Price Shares shall be issued by Purchaser in the name of Vendor and delivered to the escrow agent pursuant to the Escrow Agreement to be held in and released from escrow and delivered to Vendor in accordance with the applicable terms and conditions of the Escrow Agreement;

(b)	$50,000 cash shall by paid by Purchaser to Vendor by wire transfer within forty-five (45) days of Closing; and

(c)	$175,000 cash shall be paid by Purchaser to Vendor by wire transfer concurrently with the completion by Purchaser of the Financing.

The Purchase Price shall be allocated among the Property and the Technical Information as follows:

(i)	McLelland Property	$1,150,000.00

(ii)	Tofield Onaway Property and the Tofield Property	$1,100,000.00

(iii)	Washow Peninsula Property	$500,000.00

(iv)	Technical Information	nil

	Total:	$2,750,000.00

The Parties agree that any further allocation or breakdown of the Purchase Price to or among specific Properties for the purposes of the Income Tax Act (Canada) shall be carried out on a proportionate basis having regard to their relative fair market values as at the Closing Date.

2.3	Production Royalty

In addition to the payment of the Purchase Price, Purchaser hereby grants and agrees to pay Vendor a royalty generated from the Product subject to and in accordance with the Production Royalty Agreement.

2.4	G.S.T.

The Parties hereby agree that the Purchase Price is exclusive of any applicable Goods and Services Tax ("GST") imposed by Part IX of the Excise Tax Act (Canada). Purchaser’s GST Number is ♦ and Purchaser shall self-assess any applicable GST in respect of the transactions contemplated by this Agreement.

Article 3
closing

3.1	Closing

Closing shall take place at the Closing Place at the Closing Date if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Property shall pass from Vendor to Purchaser at the Closing Date.

3.2	Vendor Closing Deliveries

Unless otherwise agreed to by the Parties, at Closing, Vendor shall deliver or cause to be delivered, the following to Purchaser:

(a)	the Property Conveyance, in the form attached as Schedule "B", executed by Vendor;

(b)	the Escrow Agreement executed by Vendor;

(c)	the Production Royalty Agreement executed by Vendor;

(d)	a proxy executed by Vendor in favor of Purchaser relating to the Purchase Price Shares in form and substance reasonably satisfactory to Purchaser; and

(e)	such other documents as may be reasonably required to be delivered by Purchaser at Closing pursuant to this Agreement.

3.3	Purchaser Closing Deliveries

Unless otherwise agreed to by the Parties, at Closing, Purchaser shall deliver or cause to be delivered, the following to Vendor:

(a)	the Property Conveyance, in the form attached as Schedule "B", executed by Purchaser;

(b)	the Escrow Agreement executed by Purchaser;

(c)	the Production Royalty Agreement executed by Purchaser;

(d)	evidence of delivery into escrow of the Purchase Price Shares in accordance with Section 2.2(a) in form and substance reasonably satisfactory to Vendor;

(e)	the portion of the Purchase Price required to be paid and delivered at Closing in accordance with Section 2.2(a); and

(f)	such other documents as may be reasonably required to be delivered by Vendor at Closing pursuant to this Agreement.

Article 4
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

4.1	Representations and Warranties of Vendor

Vendor hereby makes the following representations and warranties to Purchaser:

(a)	Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Vendor, is authorized to carry on business in the Province in which the Property is located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Property according to the true intent and meaning of this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Vendor;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Property is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)	Vendor is not a non-resident within the meaning of section 116 of the Income Tax Act (Canada);

(g)	Vendor has good, valid and marketable legal and beneficial title to the Property, free and clear of all liens, encumbrances, security interests and claims of third parties;

(h)	no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any third party, which might result in impairment or loss of the interest of Vendor in and to the Property or which might otherwise adversely affect the Property or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Property;

(i)	all amounts due and payable to third parties prior to the date hereof and pertaining to the Property have been fully paid;

(j)	Vendor is not aware of, has not received and has no reason to believe that cause exists for:

(i)	any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Property, where such orders or directives have not been complied with in all material respects;

(ii)	any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Property, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(k)	all data and other information relating to the Property that is known to Vendor and that either concerns a matter that has had or could reasonably be expected to have a material adverse effect on the Property or prospective operations on the Property or that could otherwise be material to a purchaser of the Property has been disclosed in writing to Purchaser and none of which contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements therein not misleading;

(l)	Vendor understands that the offer and the sale of the Purchase Price Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any U.S. state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Vendor and of the other representations made by Vendor in this Agreement. Vendor understands that Purchaser is relying upon the representations, covenants and agreements contained in this Agreement (and any supplemental information) for the purposes of determining whether this transaction meets the requirements for such exemptions;

(m)	Vendor agrees to furnish any additional information requested to assure compliance with applicable U.S. securities laws in connection with the purchase and sale of the Purchase Price Shares;

(n)	This Agreement is being executed by Vendor outside the United States (as defined in Rule 902(l) of Regulation S under the Securities Act) and Vendor is acquiring the Purchase Price Shares in an Offshore Transaction (as defined in Rule 902(h) of Regulation S). The Purchase Price Shares were not offered to Vendor in the United States, and at the time of execution of this Agreement by Vendor and at the time of any offer to Vendor to purchase the Purchase Price Shares hereunder, Vendor was outside of the United States. Vendor is not a U.S. Person (as defined in Rule 902(k) of Regulation S);

(o)	Vendor is acquiring the Purchase Price Shares for its own account for investment, for investment purposes and not with a view to or for resale in connection with any distribution of the Purchase Price Shares. Vendor has not offered or sold any portion of the Purchase Price Shares and has no present intention of dividing the Purchase Price Shares with others or of selling, distributing or otherwise disposing of any portion of the Purchase Price Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. Vendor is not a “distributor” (as defined in Rule 902(d) of Regulation S);

(p)	Vendor is not acquiring the Purchase Price Shares pursuant to an arrangement with a purchaser in the United States who is a U.S. person, nor is Vendor’s purchase of the Purchase Price Shares part of a plan or scheme to evade the registration provision of the Securities Act;

(q)	Vendor understands that the Purchase Price Shares are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the “Commission”) provide in substance that Vendor may dispose of the Purchase Price Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Vendor understands that Purchaser has no obligation or intention to register any of the Purchase Price Shares purchased by Vendor hereunder or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). As a consequence, Vendor understands that there is no public market for the Purchase Price Shares and Vendor therefore must bear the economic risks of the investment in the Purchase Price Shares for an indefinite period of time. Vendor understands that Vendor may not at any time demand the purchase by Purchaser of Vendor’s Shares;

(r)	Vendor understands that the sale of the Purchase Price Shares has not been registered under the Securities Act in reliance upon an exemption therefrom for non-public or limited offerings or in accordance with the provisions of Regulation S. Vendor covenants that it will not make any resale, transfer or other disposition of the Purchase Price Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration (accompanied by an opinion of counsel acceptable to Purchaser that such resale, transfer or other disposition is exempt from the registration provisions of all applicable federal and state laws). Vendor agrees not to engage in any hedging transactions with regard to the Purchase Price Shares (or any securities issued upon conversion thereof) unless the same are in compliance with the Securities Act. Vendor understands and agrees that Purchaser makes no representation as to the compliance with applicable local laws of any territory or jurisdiction outside the Unties States in connection with the purchase of the Purchase Price Shares;

(s)	Vendor is not subscribing for Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting;

(t)	Vendor agrees: (i) that Vendor will not sell, assign, pledge, give, transfer or otherwise dispose of the Purchase Price Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Purchase Price Shares under the Securities Act and all applicable U.S. state securities laws or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable U.S. state securities laws; (ii) that Purchaser and any transfer agent for the Purchase Price Shares shall not be required to give effect to any purported transfer of any of the Purchase Price Shares except upon compliance with the foregoing restrictions; and (iii) that a legend in substantially the following form will be placed on the certificates representing the Purchase Price Shares:

“The shares represented by this certificate have not been registered under any securities laws and the transferability of the shares therefore is restricted. The shares may not be sold, assigned or transferred, nor will any assignee, vendee, transferee, or endorsee hereof be recognized as having an interest in such shares by the Issuer for any purpose, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect and such transfer has been qualified under applicable state securities laws, or unless (ii) the availability of an exemption from registration and qualification shall be established to the satisfaction of counsel for the Issuer, or (iii) in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended. Hedging transactions involving the shares may not be conducted unless they are in compliance with the Act.”

(u)	Stop transfer instructions have been or will be placed on any certificates or other documents evidencing the Purchase Price Shares so as to restrict the resale, pledge, hypothecation or other transfer thereof in accordance with the provisions hereof. The parties agree that Purchaser shall refuse to register any transfer of the Purchase Price Shares (or any securities issued upon conversion or exchange thereof) not made in accordance with the provisions of Regulation S (Rule 901 through 905, and Preliminary Notes), pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act (accompanied by an opinion of counsel acceptable to Purchaser that such resale, transfer or other disposition is exempt from the registration provisions of all applicable federal and state laws). Purchaser shall not treat as the owner of the Purchase Price Shares (or any securities issued upon conversion thereof), or otherwise accord voting or dividend rights to, any transferee to whom Shares have been transferred in contravention of this Agreement;

(v)	Vendor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Vendor acknowledges that an investment in the Purchase Price Shares is speculative and that it has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Purchase Price Shares and it is able to bear the economic risk of loss of such investment. Vendor is familiar with the business and financial condition, properties, operations and prospects of Purchaser, and, at a reasonable time prior to the execution of this Agreement, has been afforded the opportunity to ask questions of and received satisfactory answers from Purchaser's officers and directors concerning the business and financial condition, properties, operations and prospects of Purchaser and concerning the terms and conditions of the offering of the Purchase Price Shares and has asked such questions as it desires to ask and all such questions have been answered to the full satisfaction of Vendor. All documents, records and books pertaining to a proposed investment in the Purchase Price Shares which Vendor has requested have been made available to Vendor; and

(w)	Vendor understands that, unless Vendor notifies Purchaser in writing to the contrary before the release of any portion of the Purchase Price Shares to Vendor pursuant to the Escrow Agreement, all the representations and warranties contained in Sections 4.1(l) through (w) of this Agreement will be deemed to have been reaffirmed and confirmed as of such release, taking into account all information received by Vendor.

4.2	Disclaimers

Except as otherwise expressly set forth in this Agreement Vendor makes no representations or warranties of any kind or nature, express or implied, at law or in equity, with respect to itself, the Property or any portion thereof, and Vendor expressly disclaims any implied warranties or any other representation or warranty whatsoever.

4.3	As-Is, Where Is

Purchaser expressly acknowledges and agrees that it is relying on its own examination of the Property, and is purchasing the Property, on an “as is, where is” basis.

4.4	Representations and Warranties of Purchaser

Purchaser hereby makes the following representations and warranties to Vendor:

(a)	Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in the Province in which the Property is located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Property according to the true intent and meaning of this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Property is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)	Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability; and

(g)	Purchaser has made its own independent investigation, analysis, evaluation and inspection of the Property and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the quantum and value of the Property.

4.5	Registration Rights

(a)	Subject to Section 4.5(b) below, as soon as reasonably practicable following the date of this Agreement, Purchaser shall file a registration statement under the Securities Act, on a form which is suitable for an offering for cash of common equity securities of Purchaser held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145, promulgated under the Securities Act, or any other similar rule of the Securities and Exchange Commission (the “SEC”) is applicable. Subject to Sections 4.5(b) and (c) below, Purchaser will use commercially reasonable efforts to effect the registration of the Purchase Price Shares under the Securities Act.

(b)	Purchaser shall have no obligation under Section 4.5(a) above (i) unless Purchaser and Vendor, acting reasonably and in good faith, enter into a mutually agreeable agreement relating to the rights and obligations of the parties with respect to the transactions contemplated by Section 4.5(a), including agreements of the selling security holder of the Purchase Price Shares named in the registration statement with respect to providing information required for the preparation of the registration statement, customary information requirements of a selling security holder, manner of offering and sale of the Purchase Price Shares and customary indemnification agreements; or (ii) if Purchaser determines that the registration contemplated by Section 4.5(a) above would not be permitted under applicable law or SEC rules and regulations without undue hardship or expense.

(c)	The parties agree and acknowledge that the approval of the SEC, and the acceleration or declaration of the effectiveness of the registration statement by the SEC, is out of the control of the Company and subject to numerous uncertainties and the success of such efforts cannot be assured.

Article 5
indemnities and environmental matters

5.1	Vendor's Indemnification of Purchaser

Subject to the provisions of this Article 5 and provided that Closing occurs, Vendor will indemnify and hold harmless Purchaser, and its directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses of any kind that are caused by, arise from, are incurred in connection with or relate in any way to Vendor’s breach of:

(a)	any covenant or agreement in this Agreement requiring performance by Vendor before, on or after the Closing Date; and

(b)	any representation or warranty of Vendor in this Agreement that survives the Closing;

provided, however, that Vendor will not have any liability for Losses that are the subject of Purchaser’s indemnity in Section 5.2.

5.2	Purchaser's Indemnification of Vendor

Except as otherwise provided herein and subject to the provisions of this Article 5, provided that Closing occurs, Purchaser will indemnify and hold harmless Vendor, and its directors, officers, employees and agents (collectively, the “Vendor Indemnified Parties”) from and against all Losses of any kind that are caused by, arise from, are incurred in connection with or relate in any way to Purchaser’s breach of:

(a)	any covenant or agreement in this Agreement requiring performance by Purchaser before, on or after the Closing Date; and

(b)	any representation or warranty of Purchaser in this Agreement that survives the Closing; and

provided, however, that Purchaser will not have any liability for Losses that are the subject of Vendor’s indemnity in Section 5.1.

5.3	Environmental Matters

(a)	Purchaser acknowledges that it is familiar with the condition of the Property, including their past and present use, and that Vendor has provided Purchaser with a reasonable opportunity to inspect the Property and to conduct due diligence investigations with respect to environmental damage or contamination or other environmental problems pertaining to or caused by the Property or operations thereon or related thereto (collectively, the “Environmental Liabilities”). Purchaser further acknowledges and confirms that it is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Property, except as is expressly made under Section 4.1(j).

(b)	Except as provided in Section 4.1(j), Vendor makes no warranty or representation, express, implied, statutory or otherwise, with respect to Environmental Liabilities and will, have no obligation in respect of Environmental Liabilities to Purchaser. In addition to its obligations to indemnify Vendor Indemnified Parties contained elsewhere in the Agreement, subject to Closing occurring, Purchaser will be solely liable for and will indemnify and hold harmless Vendor Indemnified Parties from and against all Losses of any kind that may be brought against or suffered by Vendor Indemnified Parties or that any of them may sustain, pay or incur, in each case that are caused by, arise from, are incurred in connection with or relate in any way directly or indirectly to any Environmental Liabilities arising as a result, directly or indirectly, of activities occurring after the date of this Agreement. Purchaser hereby assumes all Losses, obligations, covenants and liabilities in respect of any such Environmental Liabilities.

(c)	Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies under the common law or statute pertaining to such Environmental Liabilities relative to Vendor including, without limitation, the right to name Vendor as a third party to any action commenced by any person against Purchaser and Purchaser hereby releases and discharges Vendor from any claims Purchaser may have against Vendor with respect to all such Environmental Liabilities. Purchaser further acknowledges that it shall be solely and completely responsible for any and all Losses, both direct and indirect and including future profits, relating to and arising out of Environmental Liabilities pertaining to the Property. Nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to Environmental Liabilities that are beyond the scope of this Agreement, including rights and remedies under the common law or pursuant to statute.

(d)	Notwithstanding anything to the contrary in this Agreement, the rights and obligations in this Section 5.3 shall survive Closing and any claim brought under Section 5.3 shall not be restricted by time or limited by the failure to provide any notice within the time or in the manner contemplated in this Article 5.

5.4	Limitation

Notwithstanding any other provision in this Agreement neither Party shall be liable to or be required to indemnify the other Party for consequential, incidental, indirect or punitive damages, for any reason with respect to any matter arising out of or relating to this Agreement, unless such consequential, incidental, indirect or punitive damages are awarded to a third party.

Article 6
non-compete

6.1	Non-Compete

Vendor hereby agrees that it will not:

(a)	initiate, propose, assist or participate in any activities in opposition to or in competition with the Project;

(b)	undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Project; nor

(c)	take actions of any kind which may reduce the likelihood of success of the Project,

in respect of property located within a 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits and Quarry Leases, as the case may, of each of the McClelland Lake Property and the Washow Peninsula Property without the express written consent of Purchaser, which consent may be arbitrarily withheld in Purchaser's sole discretion.

6.2	Purchase Right

Vendor agrees that Purchaser has the right to acquire, for no additional consideration, fifty (50%) percent of Vendor’s interest in any properties subject to a Alberta Metallic and Industrial Minerals Permits that are located within the 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits of the Tofield Onoway Property and the Tofield Property. Such right may be exercised by Purchaser providing Vendor a written election to acquire such property within twenty-one (21) days of being notified by Vendor of Vendor’s acquisition of such interest.

6.3	Production Royalty

(a)	All properties located within a 20 km radius of the outer boundary of the area encompassed by the respective Alberta Metallic and Industrial Minerals Permits of each of the McClelland Lake Property, the Tofield Onoway Property and the Tofield Property in which Purchaser or an affiliate of Purchaser acquires, directly or indirectly, a beneficial interest will become properties subject to the Production Royalty Agreement. Upon all such acquisitions, Purchaser shall provide Vendor with prompt notice of such acquisition and forthwith provide Vendor an executed supplement to the Production Royalty Agreement that gives effect to this Section.

(b)	All properties located within a 50 km radius of the outer boundary of the area encompassed by the respective leases which comprise the Washow Peninsula Property in which Purchaser or an affiliate of Purchaser acquires, directly or indirectly, a beneficial interest will become properties subject to the Production Royalty Agreement. Upon all such acquisitions, Purchaser shall provide Vendor with prompt notice of such acquisition and forthwith provide Vendor an executed supplement to the Production Royalty Agreement that gives effect to this Section.

Article 7
confidentiality

7.1	Confidentiality

(a)	No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by either Party without the prior agreement of the other Party as to timing, content and method, hereto, provided that the obligations herein will not prevent the Parties from making, after consultation with each other, such disclosure as its counsel advises is required by applicable law, rule or policy, including but not limited to any rules, regulations or policies of any applicable stock exchange or stock quotation service.

(b)	Except with the prior written consent of the other party, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law, rule or policy, including but not limited to any rules, regulations or policies of any applicable stock exchange or stock quotation service.

(c)	All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not consummated.

Article 8
GENERAL

8.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement, including without limitation the execution and delivery of supplements to the Production Royalty Agreement as contemplated by Section 6.3.

8.2	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Property to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

8.3	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

8.4	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

8.5	Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

8.6	Time of Essence

Time shall be of the essence in this Agreement.

8.7	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor:	1824455 ALBERTA LTD. Suite 810, 706 – 7th Avenue S.W. Calgary, Alberta T2P 0Z1 Fax: (403) 398-0693 Attn: William (Bill) Dynes

Purchaser:	CONSOLIDATED GOLDFIELDS CORPORATION

1575 Delucchi Lane - Suite 115

Reno,Nevada 89502

Fax: (775) 337-9441

Email: mandrews@consolidatedgold.com

Attn: Marc. J. Andrews

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by email or fax to a Party to the email address or fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.

A Party may from time to time change its address for service, its email address or its fax number or each of them by giving written notice of such change to the other Party.

8.8	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.9	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

8.10	Expenses

All expenses incurred by Vendor in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the Closing of the transaction contemplated hereby, including all fees and expenses of counsel, accountants and financial advisors employed by Vendor, will be borne solely and entirely by Vendor; and all such expenses incurred by Purchaser will be borne solely and entirely by Purchaser. Notwithstanding the foregoing, Purchaser shall be responsible and liable for the payment of the fees of Vendor’s legal counsel (up to a maximum amount of $7,500) incurred in connection with the preparation of the draft copy of this Agreement, the Production Royalty Agreement and Escrow Agreement initially provided by Vendor’s legal counsel to Purchaser for its review and consideration. Such amount shall be paid by Purchaser at Closing and should Closing not occur such amount shall be paid by Purchaser within three (3) Business Days of the date of termination of this Agreement.

8.11	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

8.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

[execution page to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

182445 ALBERTA LTD.		CONSOLIDATED GOLDFIELDS CORPORATION

Per:	/s/ B. Dynes	Per:	/s/ Marc J. Andrews
President/CEO